Exhibit 99.1

For Further Information

OSI Systems Inc

Jeremy Norton – Director of Investor Relations

12525 Chadron Ave

Hawthorne CA 90250

Tel: (310) 349 2237

E: jnorton@osi-systems.com

OSI SYSTEMS ANNOUNCES UPDATE FOR

SECOND QUARTER OF FISCAL 2007

•	Record Revenues of Approximately $137 Million
•	Record Backlog of Approximately $197 Million
•	Plan Initiated to Lower Cost Base – Targeting $15 -$17 Million in Annualized Savings
•	Company to Record Non-Cash Pre-Tax Charge of Approximately $31 -$34 Million

HAWTHORNE, CA. – JANUARY 24, 2007 – OSI SYSTEMS, INC. (NASDAQ: OSIS), A VERTICALLY-INTEGRATED PROVIDER OF SPECIALIZED ELECTRONIC PRODUCTS FOR CRITICAL APPLICATIONS IN THE SECURITY AND HEALTHCARE INDUSTRIES, TODAY ANNOUNCED AN UPDATE FOR THE SECOND QUARTER ENDED DECEMBER 31, 2006.

The Company expects to report record revenues for the second quarter of fiscal 2007 of approximately $137 million, an increase of 17% compared to the second quarter of fiscal 2006 and a sequential increase of 19% compared to the first quarter of fiscal 2007. The year-over-year growth was led by an approximate 46% increase in revenues in the second quarter for the security business. Revenues from the Company’s healthcare business increased approximately 3% in the second quarter of fiscal 2007 compared to the same period in 2006, with the quarter benefiting from the acquisition of the Del Mar Reynolds diagnostic cardiology business completed in July 2006. This business contributed approximately $7.5 million of revenues in the second quarter which mitigated the impact of the division’s weak performance in the U.S. market.

The Company has undertaken a review of its global operations in order to integrate recent acquisitions and rationalize the Company’s cost structure. The review has resulted in plans to achieve approximately $15-$17 million of pre-tax annualized cost savings including a reduction of approximately 8% of its global workforce along with the consolidation of multiple facilities. These cost cutting measures have commenced across all divisions, with the goal of fully implementing these cost reductions by the end of the current fiscal year. These measures are expected to positively impact the fourth quarter of fiscal 2007 inclusive of anticipated severance and restructuring charges with the full benefit being realized in fiscal 2008.

In addition, the Company anticipates recording a non-cash pre-tax charge of approximately $31—$34 million in the second quarter primarily associated with the impairment of certain fixed and intangible assets as well as the recording of additional inventory reserves following a review of the Company’s product portfolio. The amortization expense associated with these fixed and intangible assets has been approximately $1.3 million annually. Including these charges, the Company expects to report an operating loss for the second quarter of fiscal 2007 of approximately $30—$33 million. Excluding these charges, the non-GAAP operating income would be close to breakeven. The non-

GAAP measure is provided in order to assist investors in making a comparison of the business activity occurring in the second quarter with the business activities in prior periods.

Due to the aforementioned items, the Company has withdrawn its quarterly and full year earnings guidance for fiscal 2007. The Company, however, reaffirms its full year revenue guidance of $535—$545 million with the fourth quarter expected to be significantly stronger than the third quarter driven by a record backlog of approximately $197 million as of December 31, 2006. The backlog for the Security division as of December 31, 2006 was approximately $115 million.

OSI Systems Chief Financial Officer Alan Edrick stated, “Our strong growth has created significant opportunities for cost reductions. When fully implemented, the cost reduction measures currently under way are expected to have a significant positive impact on our bottom line, generating increased cash flow, and better preparing the Company for prospective future growth.”

OSI Systems Chief Executive Officer, Deepak Chopra, said, “The global cost structure review has identified significant cost cutting measures which we intend to aggressively implement over the remaining period of fiscal 2007. Going forward we will continue to proactively pursue measures to improve our operating performance and overall profitability.”

About OSI Systems, Inc.

OSI Systems, Inc. and its subsidiaries is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including, but not limited to, the company’s predictions about quarterly and full-year revenues, cost-cutting measures, a non-cash pre-tax charge and operating income. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, the company has not yet finalized the financial statements to be included in its quarterly report on Form 10-Q for the second quarter of fiscal year 2007, certain of the cost-cutting measures it has identified may not ultimately be implemented or realizable by the company, and expected full-year revenues may not be achieved. Other important factors are set forth in the Securities and Exchange Commission filings OSI Systems, Inc. All forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.